Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oregon Steel Mills, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-26739, 333-58302, 333-68732 and 333-86980 and 333-113740) on Form
S-8 of Oregon Steel Mills, Inc. of our reports dated March 5, 2004, with respect to the consolidated balance sheet of Oregon Steel Mills, Inc. as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, and related financial statement schedule, which reports appears in the December 31, 2003 annual report on Form 10-K/A of Oregon Steel Mills, Inc. filed September 13, 2004.

(signed) KPMG LLP


Portland, Oregon
September 9, 2004